Exhibit 99.2

LA QUINTA® ANNOUNCES AMENDMENT TO CREDIT FACILITY

Dallas, Texas (March 10, 2003)—La Quinta Corporation (NYSE: LQI) announced today that it has amended certain terms of its $225 million bank credit facility.

The amendment provides for relaxation of the maximum total leverage ratio, the minimum fixed charge ratio, the minimum interest coverage ratio and the elimination of the minimum lodging EBITDA covenant, in addition to certain other provisions. The facility will be reduced from $225 million to $175 million and may be further reduced by up to $50 million, based upon the effect of a future financing. Furthermore, the facility, which had been scheduled to mature on May 31, 2003, subject to certain extension rights, will now mature on December 31, 2003, subject to a further extension under certain circumstances. The interest rates and other pricing under the credit facility remain unchanged. The Company intends to file the amendment to the credit facility on a Form 8-K.

"We are pleased to announce the amendment to our revolver," said David L. Rea, Executive Vice President and Chief Financial Officer. "We appreciate the strong support provided by our lenders as we continue to manage through a difficult lodging environment."

ABOUT LA QUINTA CORPORATION

Dallas-based La Quinta Corporation (NYSE: LQI), a leading limited service lodging company, owns, operates or franchises over 350 La Quinta Inns and La Quinta Inn & Suites in 33 states. Today's news release, as well as other information about La Quinta, is available on the Internet at www.LQ.com.